Exhibit 99.2

February 28, 2011

Dear Colleagues:

Later this week, I will begin my new role as CEO of Comverse Technology, Inc. replacing Andre Dahan, who will be resigning effective March 4th. Andre will assist with the transition as a consultant working with me on the many opportunities facing the company.

On behalf of the entire Board of Directors, I would like to thank Andre for his leadership since joining the company during what was the most challenging period in our company’s history. Andre’s tireless efforts helped advance Comverse through the restatement process, and more recently, he has been instrumental in leading the planning and launch of our business transformation initiative.

Since joining the Board in 2006 and becoming the Board Chairman in 2008, I have seen the commitment of our employees as we have endured a massive accounting restatement and a deep global recession. Entering 2011 we have seen a modest improvement in the business, are nearing completion of our SEC filings and have strengthened the company’s financial position. In today’s 8-K, we target a filing of our 2010 10-K in April-May and our first quarter financials for 2011 in June.

I look forward to working closely with the Global Executive Team and other members of the Comverse leadership team. I have asked Oded Golan, Senior Vice President of Business Transformation and Operations to continue his work with the operational leaders installing ‘best practices’ as we lead the company to our new destination: Comverse 3.0, a leader in BSS, leveraging the growth in mobile data while sustaining our leadership in Value-Added Services. This strategic focus coupled with product quality and innovation, customer service and importantly financial discipline will be a winning combination.

I am excited by my new role and look forward to meeting all of you as we create a successful new era for Comverse.

Sincerely,

Charles Burdick